Blog post title:

Oportun + Digit: An Unmatched Financial Health and Neobanking Platform

By Raul Vazquez

As outlined in our press release and investor presentation, the combination of Oportun and Digit makes a lot of business sense. More importantly, together we will accelerate each other’s ability to serve the missions that drive our cultures and operations. Every day, both companies are making a meaningful difference in the lives of our members, many of whom deserve the opportunities that the mainstream financial system has been unable to deliver for all consumers. I know that serving our members and bringing our mission to the hundreds of million consumers across the US in need of a path to financial health is what motivates everyone at Oportun and Digit.

At Oportun, we open every corporate All Hands meeting with a Mission Story about a customer Oportun has recently helped. The most recent story was about a mother of four-year-old triplets. This customer was going through a difficult divorce, which had led to an eviction and a negative impact on her rental history, making it hard for her to find a place for her and her daughters to live. She had finally found a landlord who would rent to her, but she needed to come up with a $3,500 deposit by the first of the month. With only $1,000 in her bank account, she came to Oportun. Using 15 years of proprietary data as well as alternative data, we were able to establish a high degree of confidence that she would be able to repay an Oportun loan. Based on our ability to repay analysis, we were able to quickly extend a $5,000 loan to her with a repayment schedule and payment amounts we and she knew she could afford. She later shared that after receiving the loan, she not only got the apartment, but was also able to buy her daughters new beds and other necessities that helped to ensure that her family could be comfortable in their new home.

This is real impact. Consider that because of the urgency of her situation and the instability she was experiencing, it is unlikely that this hardworking person would have had her needs met by most mainstream financial institutions. What Oportun saw was a trustworthy person, a human being in need, who we are capable of helping because we look beyond the antiquated framework and data points upon which incumbent institutions base their credit decisions. The result is that her children have a safe place to sleep, and she is able to feel the pride and satisfaction of a parent who is putting a roof over her family’s head and providing for their needs.

These stories reinforce that the work we do positively affects the people we serve, and being of service to our members is what motivates all of us at Oportun. Yet we know there’s even more we can do. That desire for a broader and bigger impact is what led us to begin acquisition conversations with Digit.

I have known Ethan Bloch, the CEO of Digit, for five years. The first time we met, I was struck by how committed he is to improving the financial resilience and health of Digit’s members by helping them build savings. I have long admired Digit’s business, products, and their courageous mission of making financial health effortless for everyone. That mission not only resonates with me, it also aligns perfectly with Oportun’s longstanding mission.

We believe Digit’s neobanking platform will prove compelling for a lot of Oportun’s borrowers and applicants, and that many of Digit’s members will have a need for the responsible and affordable credit products that Oportun offers. Together, we are creating an essential financial service that is uniquely capable of serving the entire spectrum of saving, investing, borrowing, spending, and banking needs of hardworking people everywhere.

Oportun and Digit have been advancing our respective missions for over 20 years combined. It has been an incredible journey for both organizations to bring us together today. I look forward to the work ahead and the impact we will deliver, together, for hardworking people.